Exhibit 99.1

Columbia Sportswear Company Reports Second Quarter and First Half 2023 Financial Results;
Updates Full Year 2023 Financial Outlook

Second Quarter 2023 Highlights
•Net sales increased 7 percent (9 percent constant-currency) to $620.9 million, compared to second quarter 2022.
•Operating income decreased 29 percent to $6.2 million, or 1.0 percent of net sales, compared to second quarter 2022 operating income of $8.8 million, or 1.5 percent of net sales.
•Diluted earnings per share increased 27 percent to $0.14, compared to second quarter 2022 diluted earnings per share of $0.11.
•Exited the quarter with $302.8 million of cash, cash equivalents and short-term investments and no borrowings.

Full Year 2023 Financial Outlook

The following forward-looking statements reflect our expectations as of August 1, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2023 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.53 to $3.59 billion (prior $3.57 to $3.67 billion) representing net sales growth of 2.0 to 3.5 percent (prior 3 to 6 percent) compared to 2022.
•Operating income of $348 to $368 million (prior $413 to $432 million), representing operating margin of 9.8 to 10.3 percent (prior 11.6 to 11.8 percent).
•Diluted earnings per share of $4.40 to $4.65 (prior $5.15 to $5.40).

PORTLAND, Ore. - August 1, 2023 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced second quarter 2023 financial results for the period ended June 30, 2023.

Chairman, President and Chief Executive Officer Tim Boyle commented, “Second quarter financial results reflect a dynamic environment, with varying trends across our global omni-channel business. During the quarter, we experienced continued strength across many international markets, including China, while the U.S. environment proved more challenging. Our inventory reduction plan is on track, and we are positioned to reduce year-end inventory by over $200 million, compared to last year.

“We are continuing to deliver innovation into the marketplace. This Spring, we enhanced the Columbia brand’s collection of sun-protection and cooling technologies with the launch of Omni-Shade Broad Spectrum. Looking to Fall, we are building on the success of Omni-Heat Infinity, which will be prominently featured in our marketing campaigns.

“Based on year-to-date performance, and the trends we are seeing across the business, we are taking a more conservative approach to planning the balance of the year. As we navigate near-term uncertainty, we are focused on taking actions to manage expenses and seeking opportunities to drive growth. In challenging times, our strong financial position is a strategic advantage, and we exited the second quarter with over $300 million in cash, cash equivalents, and short-term investments, and no bank borrowings.

“I remain confident in our strategies, and we are focused on achieving the significant long-term growth opportunities we see across the business. We are committed to investing in our strategic priorities to:

•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's second quarter 2023 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/financial-results at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

Second Quarter 2023 Financial Results
(All comparisons are between second quarter 2023 and second quarter 2022, unless otherwise noted.)

Net sales increased 7 percent (9 percent constant-currency) to $620.9 million from $578.1 million for the comparable period in 2022. The increase in net sales reflects growth in the Europe, Middle East and Africa ("EMEA") and Latin America Asia Pacific ("LAAP") regions, primarily driven by earlier Fall 2023 distributor shipments and increased China sales, partially offset by declines in Canada and the U.S., which were primarily driven by a lower portion of Spring 2023 orders shipped in the second quarter compared to the same period in 2022.

Gross margin expanded 140 basis points to 50.6 percent of net sales from 49.2 percent of net sales for the comparable period in 2022. Gross margin expansion primarily reflects lower inbound freight costs and, to a lesser degree, changes in inventory provisions, partially offset by increased clearance and promotional activity.

SG&A expenses increased 11 percent to $312.5 million, or 50.3 percent of net sales, from $281.3 million, or 48.7 percent of net sales, for the comparable period in 2022. SG&A expense growth primarily reflects expense increases across direct-to-consumer ("DTC"), supply chain, and enterprise technology.

Operating income decreased 29 percent to $6.2 million, or 1.0 percent of net sales, compared to $8.8 million, or 1.5 percent of net sales, for the comparable period in 2022.

Interest income, net of $3.5 million, compared to net interest income of $0.5 million for the comparable period in 2022, reflects higher yields on cash, cash equivalents, and investments.

Income tax expense was $1.2 million resulted in an effective income tax rate of 12.6 percent, compared to income tax expense of $0.7 million, or an effective income tax rate of 8.6 percent, for the comparable period in 2022.

Net income increased 17 percent to $8.4 million, or $0.14 per diluted share, compared to net income of $7.2 million, or $0.11 per diluted share, for the comparable period in 2022.

First Half 2023 Financial Results
(All comparisons are between the first six months 2023 and the first six months 2022, unless otherwise noted.)

Net sales increased 8 percent (10 percent constant-currency) to $1,441.5 million from $1,339.6 million for the comparable period in 2022.

Gross margin was flat compared to 49.5 percent of net sales for the comparable period in 2022.

SG&A expenses increased 14 percent to $659.9 million, or 45.8 percent of net sales, from $580.3 million, or 43.3 percent of net sales, for the comparable period in 2022.

Operating income decreased 32 percent to $62.7 million, or 4.3 percent of net sales, compared to operating income of $92.4 million, or 6.9 percent of net sales, for the comparable period in 2022.

Interest income, net was $6.8 million, compared to net interest income of $0.9 million for the comparable period in 2022.

Income tax expense of $15.6 million resulted in an effective income tax rate of 22.2 percent, compared to income tax expense of $17.9 million, or an effective income tax rate of 19.5 percent, for the comparable period in 2022.

Net income decreased 26 percent to $54.6 million, or $0.88 per diluted share, compared to net income of $74.0 million, or $1.16 per diluted share, for the comparable period in 2022.

Balance Sheet as of June 30, 2023

Cash, cash equivalents and short-term investments totaled $302.8 million, compared to $414.2 million as of June 30, 2022.

The Company had no borrowings as of June 30, 2023 or 2022.

Inventories increased 21 percent to $1,162.5 million, compared to $962.9 million as of June 30, 2022. Inventory growth was comprised of earlier receipt of current season inventory and, to a lesser extent, higher carryover and older season inventory. We believe older season inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Six Months Ended June 30, 2023

Net cash provided by operating activities was $9.7 million, compared to net cash used in operating activities of $112.7 million for the same period in 2022.

Capital expenditures totaled $22.8 million, compared to $29.0 million for the same period in 2022.

Share Repurchases for the Six Months Ended June 30, 2023

The Company repurchased 953,269 shares of common stock for an aggregate of $78.7 million, or an average price per share of $82.55.

At June 30, 2023, $450.7 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on September 5, 2023 to shareholders of record on August 22, 2023.

Full Year 2023 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's third quarter and full year 2023 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of August 1, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of August 1, 2023 regarding the impact of economic conditions, including inflationary pressures; supply chain expenses; marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. This outlook and commentary assume macro-economic conditions do not materially deteriorate. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 2.0 to 3.5 percent (prior 3 to 6 percent) to $3.53 to $3.59 billion (prior $3.57 to $3.67 billion) from $3.46 billion in 2022.

Gross margin is expected to expand approximately 40 basis points (prior 60 basis points) to approximately 49.8 percent of net sales (prior 50 percent) from 49.4 percent of net sales in 2022.

SG&A expenses, as a percent of net sales, are expected to be 40.1 to 40.5 percent (prior 39.0 to 39.2 percent), compared to SG&A expense as a percent of net sales of 37.7 percent in 2022.

Operating income is expected to be $348 to $368 million (prior $413 to $432 million), resulting in operating margin of 9.8 to 10.3 percent (prior 11.6 to 11.8 percent), compared to operating margin of 11.3 percent in 2022.

Interest income, net is expected to be approximately $13 million.

Effective income tax rate is expected to be approximately 24.5 percent (unchanged).

Net income is expected to be $272 to $288 million (prior $322 to $336 million), resulting in diluted earnings per share of $4.40 to $4.65 (prior $5.15 to $5.40). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 61.9 million (prior 62.4 million).

Foreign Currency

•Foreign currency translation is anticipated to reduce 2023 net sales growth by approximately 30 basis points (prior 20 basis points) reflecting unfavorable foreign currency translation impacts through the first half of the year, largely offset by expected favorable impacts in the latter part of the year.

•Foreign currency is expected to have an approximately $0.03 negative impact (unchanged) on diluted earnings per share due primarily to unfavorable foreign currency transactional effects from hedging of inventory production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be approximately $550 to $600 million (prior over $600 million).

Capital expenditures are planned to be in the range of $60 to $70 million (prior $70 to $80 million).

Third Quarter 2023 Financial Outlook

•Net sales are expected to be $995 to $1,010 million, representing growth of 4 to 6 percent from $955.1 million for the comparable period in 2022.
•Operating income is expected to be $132 to $138 million, resulting in operating margin of 13.2 to 13.6 percent, compared to operating margin of 15.2 percent in the comparable period in 2022.
•Diluted earnings per share is expected to be $1.60 to $1.70 compared to $1.80 for the comparable period in 2022.

Conference Call

The Company will hold its second quarter 2023 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Third Quarter 2023 Reporting Date

Columbia Sportswear Company plans to report third quarter 2023 financial results on Thursday, October 26, 2023 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities and manage expenses, financial position, marketing strategies, inventory, full year 2023 net sales, gross margin, SG&A expenses, operating income, net interest income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and third quarter 2023 net sales and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to economic conditions, including inflationary pressures; supply chain expenses; marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	June 30, 2023	June 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$231,571	$413,110
Short-term investments	71,225	1,108
Accounts receivable, net	343,835	296,636
Inventories	1,162,519	962,875
Prepaid expenses and other current assets	91,990	121,404
Total current assets	1,901,140	1,795,133
Property, plant and equipment, net	280,578	288,199
Operating lease right-of-use assets	313,698	325,871
Intangible assets, net	80,733	101,083
Goodwill	51,694	68,594
Deferred income taxes	94,671	81,263
Other non-current assets	67,290	66,645
Total assets	$2,789,804	$2,726,788
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$247,416	$312,353
Accrued liabilities	238,988	239,181
Operating lease liabilities	69,784	65,668
Income taxes payable	1,080	1,242
Total current liabilities	557,268	618,444
Non-current operating lease liabilities	298,062	312,043
Income taxes payable	23,452	32,504
Other long-term liabilities	36,364	32,080
Total liabilities	915,146	995,071
Total shareholders' equity	1,874,658	1,731,717
Total liabilities and shareholders' equity	$2,789,804	$2,726,788

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$620,933	$578,063	$1,441,526	$1,339,573
Cost of sales	306,888	293,903	727,981	676,966
Gross profit	314,045	284,160	713,545	662,607
Gross margin	50.6%	49.2%	49.5%	49.5%

Selling, general and administrative expenses	312,529	281,258	659,927	580,344
Net licensing income	4,713	5,871	9,038	10,176
Operating income	6,229	8,773	62,656	92,439
Interest income, net	3,506	499	6,789	894
Other non-operating income (expense), net	(185)	(1,435)	665	(1,391)
Income before income tax	9,550	7,837	70,110	91,942
Income tax expense	1,200	674	15,558	17,942
Net income	$8,350	$7,163	$54,552	$74,000

Earnings per share:
Basic	$0.14	$0.11	$0.88	$1.17
Diluted	$0.14	$0.11	$0.88	$1.16
Weighted average shares outstanding:
Basic	61,655	62,554	61,893	63,409
Diluted	61,781	62,695	62,122	63,654

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$54,552	$74,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	61,540	58,537
Provision for uncollectible accounts receivable	145	(4,047)
Loss on disposal or impairment of property, plant and equipment, and right-of-use assets	491	2,418
Deferred income taxes	488	3,750
Stock-based compensation	11,208	10,636
Changes in operating assets and liabilities:
Accounts receivable	203,846	186,364
Inventories	(135,251)	(332,225)
Prepaid expenses and other current assets	30,396	(23,226)
Other assets	366	3,018
Accounts payable	(69,305)	35,754
Accrued liabilities	(90,759)	(67,199)
Income taxes payable	(27,303)	(23,807)
Operating lease assets and liabilities	(34,317)	(34,478)
Other liabilities	3,611	(2,163)
Net cash provided by (used in) operating activities	9,708	(112,668)
Cash flows from investing activities:
Purchases of short-term investments	(117,877)	(44,877)
Sales and maturities of short-term investments	50,747	175,725
Capital expenditures	(22,803)	(28,983)
Net cash provided by (used in) investing activities	(89,933)	101,865
Cash flows from financing activities:
Proceeds from issuance of common stock related to stock-based compensation	4,624	4,076
Tax payments related to stock-based compensation	(4,400)	(4,024)
Repurchase of common stock	(78,319)	(287,443)
Cash dividends paid	(37,099)	(37,926)
Net cash used in financing activities	(115,194)	(325,317)
Net effect of exchange rate changes on cash	(3,251)	(14,174)
Net decrease in cash and cash equivalents	(198,670)	(350,294)
Cash and cash equivalents, beginning of period	430,241	763,404
Cash and cash equivalents, end of period	$231,571	$413,110
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$61,131	$47,846
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$5,982	$5,334

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$399.1	$—	$399.1	$412.5	(3)%	(3)%
Latin America and Asia Pacific	93.3	4.9	98.2	72.8	28%	35%
Europe, Middle East and Africa	100.8	—	100.8	57.6	75%	75%
Canada	27.7	1.9	29.6	35.2	(21)%	(16)%
Total	$620.9	$6.8	$627.7	$578.1	7%	9%

Brand Net Sales:
Columbia	$537.0	$6.6	$543.6	$485.9	11%	12%
SOREL	37.8	0.1	37.9	28.7	32%	32%
prAna	27.6	—	27.6	40.7	(32)%	(32)%
Mountain Hardwear	18.5	0.1	18.6	22.8	(19)%	(18)%
Total	$620.9	$6.8	$627.7	$578.1	7%	9%

Product Category Net Sales:
Apparel, Accessories and Equipment	$488.9	$5.3	$494.2	$468.4	4%	6%
Footwear	132.0	1.5	133.5	109.7	20%	22%
Total	$620.9	$6.8	$627.7	$578.1	7%	9%

Channel Net Sales:
Wholesale	$328.3	$2.5	$330.8	$299.9	9%	10%
DTC	292.6	4.3	296.9	278.2	5%	7%
Total	$620.9	$6.8	$627.7	$578.1	7%	9%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Six Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$916.6	$—	$916.6	$914.4	—%	—%
Latin America and Asia Pacific	229.7	16.8	246.5	194.5	18%	27%
Europe, Middle East and Africa	209.1	5.3	214.4	152.3	37%	41%
Canada	86.1	5.3	91.4	78.4	10%	17%
Total	$1,441.5	$27.4	$1,468.9	$1,339.6	8%	10%

Brand Net Sales:
Columbia	$1,239.8	$25.8	$1,265.6	$1,129.7	10%	12%
SOREL	98.3	1.0	99.3	92.3	7%	8%
prAna	60.1	—	60.1	73.4	(18)%	(18)%
Mountain Hardwear	43.3	0.6	43.9	44.2	(2)%	(1)%
Total	$1,441.5	$27.4	$1,468.9	$1,339.6	8%	10%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,121.5	$20.2	$1,141.7	$1,034.3	8%	10%
Footwear	320.0	7.2	327.2	305.3	5%	7%
Total	$1,441.5	$27.4	$1,468.9	$1,339.6	8%	10%

Channel Net Sales:
Wholesale	$780.8	$13.6	$794.4	$708.1	10%	12%
DTC	660.7	13.8	674.5	631.5	5%	7%
Total	$1,441.5	$27.4	$1,468.9	$1,339.6	8%	10%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.